Exhibit 10.2
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into by and among Christina Schwartz (“Executive”), Opendoor Technologies Inc. (“Parent”) and Opendoor Labs Inc. (“Labs,” and together with Parent, the “Company”), effective as of September 30, 2024 (the “Effective Date”).
Recitals
WHEREAS, Executive currently is employed with the Company as its Interim Chief Financial Officer and Chief Accounting Officer;
WHEREAS, Executive is a “Tier 2 Executive” for purposes of the Opendoor Technologies Inc. Executive Severance Plan (the “Severance Plan”); and
WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue employment with the Company, during a transition period through May 2, 2025 (or such earlier date on which Executive’s employment terminates for any reason) (such date, the “Separation Date”), on the terms hereof (the period commencing on the Effective Date of this Agreement and ending on the Separation Date, the “Employment Period”).
NOW THEREFORE, in consideration of, and subject to, the consideration set forth herein, the adequacy of which is hereby acknowledged by the parties hereto, Executive and the Company hereby agree as follows:
AGREEMENT
1.Employment.
a.    Position and Duties. During the portion of the Employment Period commencing on the Effective Date and ending November 3, 2024, Executive shall continue in her current role as Interim Chief Financial Officer and Chief Accounting Officer, on the terms set forth in this Agreement, with those responsibilities, duties, and authority as in effect on the Effective Date. Executive hereby confirms her resignation from her role as Interim Chief Financial Officer, effective as of November 3, 2024, but not from her other positions with the Company or its subsidiaries nor her employment with the Company generally. During the portion of the Employment Period commencing November 4, 2024, and ending on the Separation Date, Executive shall continue as an employee of the Company in the role of Chief Accounting Officer on the terms set forth in this Agreement, with responsibilities, duties, and authority usual and customary for such positions, provided, that it shall be an express duty of Executive, as the Chief Accounting Officer, to sign the Company’s Quarterly Report on Form 10-Q for the three months ending September 30, 2024, anticipated to be filed on or about November 7, 2024, and complete any required certifications, in her role as the Principal Financial and Accounting Officer of the Company for such purposes. Executive acknowledges that the Company anticipates that the new Chief Financial Officer shall assume such duties after the Form 10-Q for the period ending September 30, 2024 is filed. During the Employment Period, Executive shall continue to report directly to the Chief Executive Officer (“CEO”), or, upon the Company’s hiring of a Chief Financial Officer (“CFO”), the CFO. Executive agrees to continue to comply with all present and future policies, requirements, rules and regulations and reasonable directions and requests of the Company in connection with the Company’s business.

b.    Performance of Executive’s Duties. During the Employment Period, and except for periods of illness, vacation, Disability, or excused leaves of absence, Executive shall devote Executive’s full time and attention to the business and affairs of the Company.
2.Compensation and Related Matters. As compensation for the services to be rendered by Executive to the Company during the Employment Period, Executive shall be paid the following compensation and benefits:
a.Base Salary. During the Employment Period, Executive shall continue to receive a base salary (i) for the period commencing on the Effective Date and ending on November 3, 2024, at the rate in effect on the Effective Date ($33,333.33 per month), and (ii) for the period commencing on November 4, 2024 and ending on May 2, 2025, at the rate of $66,666.67 per month (the “Base Salary”), The Base Salary shall be paid subject to withholdings and deductions, and shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company.
b.Bonuses. Executive shall be eligible to receive an annual bonus for 2024 (the “Annual Bonus”) based on the Company’s achievement of performance objectives in accordance with the Company’s annual bonus plan. Executive’s target Annual Bonus shall be equal to $160,000. Executive must remain employed by the Company until the date of payment of such Annual Bonus to remain eligible to receive such Annual Bonus. Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally. Executive will not be eligible for an annual bonus for 2025. In addition, Executive shall remain eligible to receive her $50,000 retention bonus during the fourth quarter of 2024 in accordance with the terms of that certain business continuity award letter dated August 12, 2022 (the “Retention Bonus Letter”).
c.Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may offer from time to time to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan, or benefits.
d.Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.
e.Vacation. Executive will be entitled to vacation pay in accordance with the Company’s standard policy as in effect on the Effective Date. Any vacation days that have already been requested by Executive on or prior to the Effective Date shall be honored by the Company.
f.Equity Awards. Executive shall not be eligible to receive additional grants of stock options, restricted stock units (“RSUs”) or performance stock units (“PRSUs” and collectively with any stock options or RSUs, “Equity Awards”). Executive’s Equity Awards shall continue to vest in accordance with their terms during the Employment Period. Upon the Separation Date, except as otherwise provided in Section 4, Executive’s unvested Equity Awards will cease vesting and any unvested Equity Awards shall terminate.

3.Termination of Employment.
a.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and the CEO. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits or other compensation other than as provided in this Agreement.
b.Separation Date. The Separation Date will be the date of Executive’s termination from employment with the Company and all of its affiliates for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates, except as otherwise provided in this Agreement. Executive hereby confirms her resignation from all positions she held with the Company and any of its affiliates, and as an officer or other positions held with Labs and any other subsidiary of Parent, effective as of the Separation Date.

c.Final Paycheck. In accordance with applicable law, on the Separation Date, the Company will issue to Executive her final paycheck, reflecting any earned but unpaid Base Salary through the Separation Date, and any accrued, unused vacation pay as of the Separation Date. Executive acknowledges that, other than the compensation set forth in Section 2 to be paid to Executive as provided herein and the Separation Benefits set forth in Section 4, she has or will have received all wages, bonuses, accrued but unused vacation or paid time off, and other benefits due Executive as a result of her employment or service with and termination from the Company (the “Accrued Obligations”).
d.Expenses. The Company, within thirty (30) days after receipt of Executive’s submission of business expenses, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s job duties prior to the Separation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than ten (10) days after the Separation Date.
e.Benefits. Subject to Section 4(a)(ii) below, Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Separation Date occurred (“Health Benefits Termination Date”), except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for herself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Separation Date.
4.Separation Benefits.
a.In the event the Separation Date occurs as a result of (i) the expiration of the Employment Period on May 2, 2025, or (ii) any earlier termination of Executive’s employment by the Company other than for Cause, subject to the occurrence of the Release Effective Date (as defined below) within the time period described in Section 4(b) below and Executive’s continued compliance with Section 8, including Section 8(b) regarding the return of Company property, in addition to the Accrued Obligations, the Company agrees to provide Executive with the following separation benefits, which represent the severance benefits to which Executive would be entitled upon a Non-CIC Qualifying Termination under the Severance Plan had Executive’s separation occurred on November 3, 2024 plus the additional severance in clause (i)(A) below (to the extent applicable) (the “Separation Benefits”):
(i)Severance Payments. Executive shall be eligible for (A) if the Separation Date occurs prior to May 2, 2025, a lump sum payment equal to any Base Salary as described in Section 2(a) to which Executive would have been entitled during the period commencing on the Separation Date through May 2, 2025 had Executive remained employed through such date, to be paid in cash on the first payroll date on or following the 60th day following the Separation Date, plus (B) any unpaid portion of Executive’s retention bonus under the Retention Bonus Letter, to be paid in cash on the first payroll date on or following the 60th day following the Separation Date, plus (C) severance in the amount of $200,000.00, payable in substantially equal installments over the six-month period commencing on the Separation Date, in accordance with the Company’s normal payroll practices, commencing on the first regularly scheduled payroll date on or following the 60th day following the Separation Date. The first installment payment under clause (C) shall include any portion of the cash severance payments that would have otherwise been payable following the Separation Date and prior to such date of the first installment payment.
(ii)COBRA Benefits. For the period that is equal to (A) if the Separation Date occurs prior to May 2, 2025, the number of full months following the Separation Date but prior to May 2, 2025, plus (B) the twelve (12) full months following May 2, 2025 (such period, the “COBRA Coverage Period”), the Company shall pay Executive a cash payment equal to an amount that reflects the Company’s best estimate of the amount of the aggregate monthly premiums Executive is, or would be, required to pay for continuation coverage pursuant to COBRA for Executive and her eligible dependents who were covered under the Company’s health plans as of the Separation Date, assuming that Executive and her dependents elect COBRA coverage during the COBRA Coverage Period, and with such amount grossed up for the Company’s best estimate of income taxes due by Executive on such payment (the “COBRA Coverage Reimbursement Payment”). The COBRA Coverage Reimbursement Payment shall be paid by the Company to the Executive on the first payroll date on or following the 60th day following the Separation Date. Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums.
(iii)Equity Acceleration. With respect to Executive’s Equity Awards, (A) any of Executive’s RSUs or stock options the vesting of which is solely time-based that would otherwise vest, pursuant to the terms of the applicable award agreements, on or prior to November 2, 2025 following the Separation Date shall become fully vested as of the Release Effective Date, and (B) Executive shall vest (or remain eligible to vest, if the Separation Date occurs before the “Certification Date” (as such term is defined in Executive’s PRSU agreement evidencing the PRSUs granted to Executive on February 26, 2024 (the “PRSU Agreement”)) in such number of the “Vesting Eligible PRSUs” (as such term is defined in the PRSU Agreement) as would otherwise vest, pursuant to the terms of the PRSU agreement, on or prior to November 2, 2025, if any, pursuant to the terms of the PRSU award agreement, and except as set forth in this clause (iii), such Equity Awards shall be governed by the terms of the applicable Equity Award agreement.

b.    Release. As a condition to Executive’s receipt of the Separation Benefits, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A. The date on which Executive’s Release becomes effective in accordance with its terms is referred to as the “Release Effective Date.” In the event Executive’s Release does not become effective within the thirty (30) day period following the Separation Date, Executive shall not be entitled to the aforesaid Separation Benefits. The Separation Benefits set forth above represent full satisfaction of the Company’s severance obligations to Executive under the Severance Plan or otherwise.
c.    Exclusive Remedy; No Mitigation. The Separation Benefits shall be the exclusive termination benefits to which Executive is entitled, unless Executive has breached the provisions of this Agreement, in which case Section 8(d) shall apply. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment. Upon the termination of Executive’s employment prior to May 2, 2025 (i) by the Company for Cause, or (ii) as a result of Executive’s voluntary resignation for any reason, Executive shall not be entitled to any of the Separation Benefits and Executive’s sole remedy shall be to receive the Accrued Obligations.
d.    Definition of Cause. For purposes of this Agreement, “Cause” shall have the meaning given to such term in the Severance Plan.
5.Release of Known and Unknown Claims By Executive.
a.In exchange for the Separation Benefits set forth in Section 4 above, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of herself and her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans (including plan sponsors, plan fiduciaries, and insurers) in which Executive is or has been a participant by virtue of her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, direct or derivative (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, Executive’s ownership of Parent securities or otherwise, including any and all claims arising under federal, state, or local laws, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement

Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Gov. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; or under the California Labor Code, or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown arising from any action or inaction whatsoever prior to the date of execution of this Agreement.
Notwithstanding the generality of the foregoing, Executive does not release any claim which, by law, may not be released, including the following claims (the “Retained Claims”):
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company or its affiliates and/or pursuant to the terms of applicable state law;
(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;
(iv)Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by applicable law or under any applicable insurance policy with respect to Executive’s liability as an employee and officer of the Company or its affiliates;
(v)Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release her right to secure any damages for alleged discriminatory treatment;
(vi)Claims based on any right Executive may have to enforce the Company’s or its affiliates’ executory obligations under this Agreement or any agreement referenced herein;
(vii)Claims Executive may have to vested or earned compensation and benefits; and
(viii)Executive’s right to communicate or cooperate with any government agency.
b.EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF

KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
c.Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.
6.Additional Representations and Warranties By Executive. Subject to Section 8(e), Executive represents and warrants that: (a) Executive has no pending complaints or charges against the Company Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Agreement; (b) Executive has not been subject to any retaliation or any other form of adverse action by the Company Releasees for her exercise of, or attempt to exercise, any statutory rights recognized under federal, state or local law; (c) except as provided in this Agreement, the Company Releasees have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and Executive has not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; and (d) Executive has no known workplace injuries or occupational diseases, has not sustained any disabling injury and/or occupational disease that has resulted in a loss of wage-earning capacity during Executive’s employment, and has no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, Executive’s employment.
7.Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of her choosing. Executive further represents and agrees that she is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause Executive to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that she has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for her agreement.
8.Confirmation of Continuing Obligations.
a.Proprietary Information and Inventions. Executive hereby expressly reaffirms her obligations, to the extent any such obligations survive termination, under the Confidential Information and Invention Assignment Agreement between Executive and the Company (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
b.Cooperation. Executive agrees that, following the Separation Date, upon reasonable notice (after taking into account, to the extent reasonably practicable, her other personal and business commitments) and without the necessity of Company obtaining a subpoena or court order, she will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during Executive’s employment as to which she may have relevant information and any other matter for which she was responsible or had knowledge of through the Separation Date, other than matters in which Executive is an adverse party to the Company. Such cooperation may include, but will not be limited to, providing background information within her knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, Executive agrees to cooperate with the transition of her job responsibilities following the Separation Date and cooperate in providing information on matters on which she was involved while an employee. Executive shall be reimbursed all out-of-pocket costs incurred as a result of such cooperation in accordance with the terms and conditions stated in the Company’s reimbursement policies. All such cooperation shall be scheduled at mutually agreeable dates, times and locations.
c.Return of Property. On the Separation Date, Executive will return to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, including, without limitation, any and all devices, her Company-issued laptop, documents (hard copy or electronic files), data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items, it being distinctly understood that all such lists, books and records, and other documents and items, are the property of the Company. Executive further represents and warrants that she will not maintain any Company confidential information after the Separation Date. Executive’s compliance with this Section 8(c) shall be a condition to her receipt of the Separation Benefits. Notwithstanding the foregoing, Executive may retain documents relating to her compensation and benefits from the Company.
d.Remedy in the Event of Breach. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Separation Benefits from Executive in the event of her breach of this Section 8 prior to Executive’s receipt of such Separation Benefits.
e.Whistleblower Provision; Other Protected Activity. Nothing in this Agreement or the Proprietary Information Agreement shall prevent Executive from communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notifying or seeking permission from the Company. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order. Further, nothing in this Agreement or the Proprietary Information Agreement shall prevent Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
f.Definitions. For purposes of this Section 8, the term “Company” means not only Opendoor Labs Inc., but also Parent as well as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Opendoor Labs Inc.
9.Arbitration. To the extent permitted by applicable law, any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Francisco, California, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com and will be provided to Executive upon request. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 9 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) administrative claims brought before any state or federal governmental authority; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or any similar state agency in any applicable jurisdiction; provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Executive and the Company expressly waive all rights to a jury trial in court for any statutory or common law claims subject to arbitration as set forth herein. Executive further waives her right to pursue claims against the Company on a class basis. Except as expressly provided in this Section 9, Executive and the Company agree that the arbitrator shall have the power and authority to interpret this Agreement and to determine whether a certain dispute or claim is subject to arbitration under this Agreement. Pursuant to The Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, however, the parties agree that only a court shall determine whether a claim relates to a “sexual assault dispute” or a “sexual harassment dispute” (as those terms are defined in the statute) and is therefore not subject to arbitration. Except in the case of claims that may relate to a “sexual harassment dispute” or “sexual assault dispute,” the power and authority to determine arbitrability is hereby expressly delegated to the appointed arbitrator and not to any judge or court to the fullest extent allowed by law.
10.Entire Agreement; Modification. This Agreement, together with the Proprietary Information Agreement and the award agreements and equity plans governing Executive’s equity awards, constitutes the entire agreement of the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, including, without limitation, the Severance Plan and that certain offer letter dated July 16, 2016, between Executive and Labs. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
11.Survival. The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive the Separation Date or any termination of this Agreement.
12.Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
13.Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
14.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
15.Severability. In the event any provision of this Agreement is found to be unenforceable by any court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
16.Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Francisco, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
17.Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
18.Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

19.Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
20.Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
21.Withholding and Other Deductions; Right to Seek Independent Advice. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of her choosing.
22.Section 409A.
a.Executive’s termination of employment on the Separation Date will constitute Executive’s “separation from service” within the meaning of Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”). This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder consistent with the foregoing intention. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
b.If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the Separation Date, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 19(b) shall be paid or distributed to Executive in a lump sum on the earlier of (i) the date that is six (6) months and one day following Executive’s Separation from Service, (ii) the date of Executive’s death, or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.
c.With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, that this Section 19(c) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
d.In the event that the amounts payable under this Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Code and the timing of the delivery of Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (i) the payment date specified in such section or (ii) the first business day of the taxable year following the Separation Date.
e.In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on Executive pursuant to Section 409A or under any other similar provision of state tax law, including but not limited to, damages for failing to comply with Section 409A and/or any other similar provision of state tax law.
[Signature Page Follows]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND THEREBY.

EXECUTIVE:

Dated:	9/30/2024	/s/ Christina Schwartz
Christina Schwartz

PARENT:

Dated:	9/30/2024	OPENDOOR TECHNOLOGIES INC.

		By:	/s/ Carrie Wheeler
		Name:	Carrie Wheeler
		Title:	Chief Executive Officer

LABS:

Dated:	9/30/2024	OPENDOOR LABS INC.

		By:	/s/ Carrie Wheeler
		Name:	Carrie Wheeler
		Title:	Chief Executive Officer

EXHIBIT A
GENERAL RELEASE OF CLAIMS
This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, among Christina Schwartz (“Executive”), Opendoor Technologies Inc. (“Parent”) and Opendoor Labs Inc. (“Labs,” and together with Parent, the “Company”). Capitalized terms used herein and not otherwise defined shall have those meanings set forth in the Transition Agreement.
WHEREAS, Executive and the Company are parties to that certain Transition Agreement dated as of ______, 2024 (the “Transition Agreement”);
WHEREAS, the parties agree that Executive is entitled to certain Separation Benefits under Section 4 of the Transition Agreement, subject to the effectiveness of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the Separation Benefits payable to Executive pursuant to the Transition Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.Release of Known and Unknown Claims By Executive.
a.In exchange for the Separation Benefits payable to Executive pursuant to the Transition Agreement, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of herself and her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans (including plan sponsors, plan fiduciaries, and insurers) in which Executive is or has been a participant by virtue of her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, direct or derivative (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, Executive’s ownership of Parent securities or otherwise, including any and all claims arising under federal, state, or local laws, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d);

regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Gov. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; or under the California Labor Code, or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown arising from any action or inaction whatsoever prior to the date of execution of this Release.
Notwithstanding the generality of the foregoing, Executive does not release any claim which, by law, may not be released, including the following claims (the “Retained Claims”):
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company or its affiliates and/or pursuant to the terms of applicable state law;
(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;
(iv)Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by applicable law or under any applicable insurance policy with respect to Executive’s liability as an employee and officer of the Company or its affiliates;
(v)Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release her right to secure any damages for alleged discriminatory treatment;
(vi)Claims based on any right Executive may have to enforce the Company’s or its affiliates’ executory obligations under the Transition Agreement or any agreement referenced therein;
(vii)Claims Executive may have to vested or earned compensation and benefits; and
(viii)Executive’s right to communicate or cooperate with any government agency.
b.EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
c.Executive acknowledges that Executive will have twenty-one (21) days’ time from the date the Company delivered to Executive a copy of this Release in which to consider this Release (the “Review Period”). Executive further acknowledges that the Company has advised Executive that she is waiving her rights under the ADEA, and that Executive has the right to and should consult with an attorney of her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release prior to the expiration of the Review Period, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period. Executive acknowledges and agrees that any material or immaterial changes to the Release shall not extend the foregoing Review Period or the deadline for the occurrence of the Effective Date.
d.Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to Sydney Schaub, Chief Legal Officer of the Company, within the seven (7) day period.
e.Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.
f.Executive further understands that Executive will not be given any Separation Benefits unless Executive executes this Release on or prior to the last day of the Review Period and thereafter allows the revocation period specified in clause (d) above to lapse without revocation by Executive. In the event Executive does not execute this Release on or prior to the last day of the Review Period, or revokes this Release thereafter as provided in clause (d) above, this Release shall not be effective and the Company shall have no obligations to Executive hereunder.
g.Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.
2.Additional Representations and Warranties By Executive. Subject to Section 8(e) of the Transition Agreement, Executive represents and warrants that: (a) Executive has no pending complaints or charges against the Company Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Release; (b) except solely to the extent related to any Retained Claim, Executive will not in the future, file, participate in, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Company Releasees, or any of them unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to her execution of this Release; (c) Executive has not been subject to any retaliation or any other form of adverse action by the Company Releasees for her exercise of, or attempt to exercise, any statutory rights recognized under federal, state or local law; (d) the Company Releasees have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and Executive has not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; (e)  Executive has no known workplace injuries or occupational diseases, has not sustained any disabling injury and/or occupational disease that has resulted in a loss of wage-earning capacity during Executive’s employment, and has no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, Executive’s employment or separation from employment; and (f) the Separation Benefits represent complete satisfaction of any amounts owed to Executive as a result of her termination of employment under the Severance Plan or any other agreement between Executive and Parent, Labs or any affiliate thereof.
3.Continuing Obligations. Executive hereby expressly reaffirms her obligations under Section 8 of the Transition Agreement and the Proprietary Information Agreement, and agrees that such obligations shall survive the Transition Date. By signing below, Executive represents and warrants that Executive has returned to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, including, without limitation, any and all devices, her Company-issued laptop, documents (hard copy or electronic files), data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items, it being distinctly understood that all such lists, books and records, and other documents and items, are the property of the Company. Executive further represents and warrants that she has not nor will she copy or transfer any Company information, nor will she maintain any Company confidential information after the Separation Date. Executive’s compliance with this Section 3 shall be a condition to her receipt of the Separation Benefits. Notwithstanding the foregoing, Executive may retain documents relating to her compensation and benefits from the Company.
4.No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive. The Company may assign this Release to any successor to all or substantially all of its business and/or assets or any affiliate.
5.Severability. In the event any provision of this Release is found to be unenforceable by any court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
6.Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Francisco, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
7.Amendments; Waivers. This Release may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Release that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
8.Entire Agreement; Modification. This Release, together with the Proprietary Information Agreement, the Transition Agreement and the award agreements and equity plans governing Executive’s equity awards, constitutes the entire agreement of the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, including, without limitation, the Severance Plan and that certain offer letter dated July 16, 2016, between Executive and Labs. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
9.Knowing and Voluntary. Executive represents and agrees that, prior to signing this Release, Executive has had the opportunity to discuss the terms of this Release with legal counsel of her choosing. Executive further represents and agrees that she is entering into this Release knowingly and voluntarily. Executive affirms that no promise was made to cause Executive to enter into this Release, other than what is promised in this Release. Executive further confirms that she has not relied upon any other statement or representation by anyone other than what is in this Release as a basis for her agreement.
10.Counterparts; Facsimile or .pdf Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Release may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
[Signature Page Follows]

PLEASE READ CAREFULLY. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
THE UNDERSIGNED AGREE TO THE TERMS OF THIS RELEASE AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND THEREBY.

EXECUTIVE:

Dated:
Christina Schwartz

PARENT:

Dated:	OPENDOOR TECHNOLOGIES INC.

By:
Name:
Title:

LABS:

Dated:	OPENDOOR LABS INC.

By:
Name:
Title:

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT